Exhibit 10.33

                      COMPONENT RECOVERY

                  REVENUE SHARING AGREEMENT


      This Component Recovery Revenue Sharing Agreement is entered into effective as of July 14, 1994 (the "Effective Date"), by and between Micron Semiconductor, Inc., and Idaho corporation located at 2805 E. Columbia Road, Boise, Idaho 83706 ("MSI"), and Micron Custom Manufacturing Services, Inc., and Idaho corporation located at 8445 Westpark Street, Boise, Idaho 83704 ("MCMS").

WHEREAS,   MSI is engaged in the business of developing  and
manufacturing semiconductor memory devices and MCMS in engaged in the business of recovering semiconductor memory devices for sale to third parties; and

WHEREAS,   MSI  wishes to sell and MCMS wishes  to  purchase
semiconductor memory devices manufactured by MSI which do not meet MSI's full specifications and utilize them in less critical applications;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parities hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

     (a) "Affiliated company" means any entity which is fifty percent (50%) owned or controlled by MCMS or by Micron
Technology, Inc. and any entity which is fifty percent (50%) owned or controlled by any such entity.

     (b) "Components" means MSI semiconductor memory devices, in die or packaged form, including but not limited to DRAMs, SRAMs, and VRAMs, which have failed MSI's electrical or burn-in tests or otherwise do not meet MSI's databook specifications for such devices.

     (c)   "MSI's Average Sales Price" means:

           (i) with respect to a non-DRAM component, MSI's gross revenues from direct sales in the previous fiscal month of any such component meeting MSI's databook specifications, divided by the total number of such direct sales components sold during the same period; and

           (ii) with respect to a DRAM component, the sum of

           (a) MSI's gross revenues from direct sales in the previous fiscal month of any such component meeting MSI databook specifications;

           (b)  MSI's  book  revenues  from   sales   by
distributors in the previous fiscal month of any such component meeting MSI databook specifications; and,

           (c)  MSI's gross revenues from direct sales  of
modules   in  the  previous  fiscal  month  less  applicable
assembly  changes relating to such module;

divided by the total number of direct, distributor and module components sold during the same period.

2. Sale of Components. MSI hereby grants to MCMS the right to purchase all of MSI's Components and to resale the Components upon the terms and conditions set forth herein. Accordingly, MSI shall not sell Components to any third party whether in the form of components, modules or board level products

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
without first offering such Components  for sale  to  MCMS
in accordance with this Agreement.   Nothing contained
herein shall obligate MSI to produce Components for sale to MCMS, or obligate MCMS to purchase Components made available for sale by MSS.

3. Component Recovery. MSI hereby grants to MCMS the right to enter onto MSI's premises at all reasonable business hours to recover Components from MSI. This right shall include the right by MCMS personnel directly or indirectly, with or without MSI's assistance, (i) to retrieve Components form MSI's Probe area; (ii) to select and assemble Components retrieved from MSI's Probe area for submission to MSI's Assembly area for packaging (encapsulation) by MSS; (iii) to retrieve from MSI's Assembly area Components packaged by MSI for MCMS, and (iv) to retrieve Components directly from MSI's Test area. for the purpose of allowing MCMS personnel to select and assemble Components for packaging by MS in MSI's Assembly area, MSI agrees to make available to MCMS at no cost approximately 300 square feet of Assembly cleanroom floor space for use by MCMS personnel and equipment; provided, however, that MSI may for reasonable business purposes deny MCMS access to MSI's manufacturing site, recover Components and provide such Components to MCMS off-site at MSI's cost. All risk of loss and all costs associated with the fabrication, probe, assembly and testing of Components by MSI, including Components selected by MCMS for packaging by MSI, shall be borne by MSI up to the point of delivery to MCMS. Except as otherwise provided above, the point of delivery shall be deemed to be the point of shipment by MSI at MSI's manufacturing site or the point of direct retrieval by MCMS personnel of packaged Components at MSI's manufacturing site.

4. Revenue Sharing. In consideration of the sale to MCMS of the components, MCMS hereby agrees to pay to MSI and amount equal to fifty percent (50%) of the total amount of net revenues obtained by MCMS from sales of the Components to third parities and affiliated companies and derived from intracompany sales to MCMS's contract assembly operations. For the purpose of determining revenues from sales to affiliated companies and intracompnay sales to MCMS's contract assembly operations, prices for such components shall be based on MSI's Average Sales Price and established in accordance with the transfer price schedule set forth in Schedule A attached hereto.

5. Payment of Revenue Sharing Amount. Unless otherwise provided herein, MSI's share of revenues derived from sales to third parities and intracompany sales of Components shall be paid by MCMS to MSI net forty-five (45) days after the end of each MCMS fiscal month. Any amount not received by MSI when due shall be subject to a service charge of 1.5% per month from the due date. MCMS shall pay all of MSI's costs and expenses (including reasonable attorneys' fees) to enforce MSI's rights under this Section.

6. Inspection of Records. MCMS shall keep full, clear and accurate records with respect to third party and intracompany sales of Components. MSI shall keep full, clear and accurate records with respect to the Average Sales Price used for the purpose of calculating the price of Components. Each party's records shall be kept at the party's principal place of business and shall be open at all reasonable times during the term of this Agreement to the inspection of a mutually agreeable third party. Neither party hereto shall unreasonably withhold from the other information necessary to confirm compliance with the terms of this Agreement, including by not limited to information pertaining to intellectual property rights and agreements pertaining to the Components. In the event a party requests and inspection as provided herein, such party shall bear all costs and expenses associated with such inspection, unless such inspection reveals noncompliance with the terms of this Agreement by the other party, in which case the noncomplying party shall bear all such costs and expenses.

7. Intellectual Property Rights. Each party hereby grants to the other party the right to use and make available as reasonably requested the intellectual property of the other, including but not limited to patents, patent applications, software programs, and copyrighted materials, as appropriate to identify, recover and sell the Components. In addition to bearing all costs of development and manufacture of Components, MSI shall bear sole responsibility for, and shall promptly pay when due, all royalty obligations arising from patent license agreements entered into by MSI, or Micron Technology, Inc. on behalf of MSI,

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
and  associated with  sales  of the Components to and by MCMS.
MSI hereby agrees to indemnify MCMS for any damages incurred in the event of nonpayment by MSI of any such royalty obligations, provided that such indemnification royalties arising form a bona fide dispute by MSI regarding the terms or extent of such obligations.

8. Confidentiality. Each party acknowledges that it will have access to certain information and materials concerning the business, plans, customers, technology, and products of the other pertaining to the subject matter of this Agreement that are confidential and of substantial value to the other party. Each party agrees that it will not at any time disclose such confidential information to any third party.

9. No Warranty. MSI MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, REGARDING THE COMPONENTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY OR OTHERWISE. MSI DOES NOT MAKE TO MCMS OR ANY CUSTOMER OF MCMS, AND HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE COMPONENTS. ALL COMPONENTS ARE SOLD "AS IS" AND "WITH ALL FAULTS".

10. Limitation on Liability. Except as otherwise provided herein, in the event of termination by either party in accordance with any of he provisions of this Agreement, neither party shall by liable of he provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of any expenditures or commitments in connection with the business or goodwill of either party.

11. Patent Indemnity. MSI represents and warrants that the delivery and sale of components hereunder will not infringe any patent, trademark or other intellectual property rights of third parities. MSI shall indemnify and hold MCMS harmless of and from any and all losses, including without limitation loss of good will and loss of business opportunities, costs, claims, liabilities and expenses, including attorneys' fees, incurred by MCMS with respect to any such infringement of any patent, trademark or other intellectual property rights, provided that such indemnification shall not exceed that amount equal to MSI's share of he net revenues derived from the sale by MCMS of he infringing products. MCMS shall have the right to offset against payments due to MSI hereunder the amount to any indemnification owed by MS and to MCMS under this Section.

12.  Term and Termination.

     12.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue thereafter for a period of three (3) full fiscal years from the fiscal year-end next following the Effective Date, subject to earlier termination in accordance with the provisions of this Section.

     12.2 Termination by Mutual Agreement. This Agreement may by terminated at any time upon the mutual written agreement of the parties.

     12.3 Survival of certain Terms. Upon any termination of this Agreement, any provision of this Agreement which by its terms appears to be applicable to periods or actions occurring after termination of the Agreement, shall remain in full force and effect.

13. Application to Subsidiaries. The obligations of either party hereunder shall be applicable to subsidiaries of each such party. "subsidiary" shall mean any entity owned 50% or more by a party.

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


14.  General Provisions.

     14.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Idaho. The federal and sate courts within the State of Idaho shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement.

     14.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parities relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

     14.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party give notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.

     14.4 Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the nonperforming party.

    14.5  Nonassignability and Binding Effect.   The rights
and obligation of each party hereunder may not be assigned or transferred directly or indirectly without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parities hereto, their successors and assigns.

     14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

MICRON SEMICONDUCTOR, INC.        MICRON CUSTOM MANUFACTURING
                                  SERVICES, INC.


By: /s/ Steven R. Appleton        By: /s/ Joseph M. Daltoso
   ------------------------          ---------------------------

Title:  President                 Title:  Chairman and President
      ---------------------             ------------------------






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


                                   Schedule A



                           Intercompany Transfer Price

                    MCMS                            MCMS
                  Purchase          MCMS          Purchase          MCMS
     MSI            Price         Purchase          Price         Purchase
  Previous         for Full         Price        for Printer        Price
   Fiscal       Specification    for Systems     Buffer Grade     for Audio
 Month's ASP        Parts        Grade Parts        Parts       Grade Devices
- ------------    -------------    -----------     ------------   -------------
      X            .975(X)        .8288(X)         .70(X)          .25(X)